Exhibit 99



CHELL GROUP SIGNS LETTER OF INTENT TO RECAPITALIZE LOGICORP DATA SYSTEMS


Wednesday, June30, 2004, 2:00pm ET

      NEW YORK, June 4, 2004. CHELL GROUP CORPORATION (CHEL.PK), a technology holding and development company, announces that it has entered into an LOI with NewMarket Technology Inc. (OTCBB: IPVO) for the recapitialization of Logicorp Data Systems Ltd.

      NewMarket and Logicorp anticipate executing the final stock purchase agreement in July 2004.

      "This transaction will allow the Chell Group to work with a partner to develop out and expand the potential of Logicorp as well as allow the Chell Group to pursue additional technology development opportunities". Dave Bolink, Chell Group CEO.



About Logicorp (http://www.logicorp.ca)
                ----------------------

LOGICORP is an IT services provider with offices in Calgary, Edmonton, Toronto, and Vancouver. Established in 1988, LOGICORP serves small, medium, and large organizations in the corporate, government, and educational sectors with competitive and innovative IT business solutions. LOGICORP excels in Server Based Computing, Storage, Enterprise and Operating Software, Internetworking Technology, and Microsoft Business Solutions (Great Plains and CRM). LOGICORP also offers full service planning, procurement, configuration, licensing, and maintenance programs.


About NewMarket Technology Inc. (www.newmarkettechnology.com)
                                 ---------------------------

NewMarket (currently undergoing a corporate name change from IPVoice Communications Inc.) is a six-year-old company that has reported as a research and development concern for most of its history. In 2002, NewMarket launched a new business plan, which resulted in the Company posting six consecutive profitable quarters through 2003 and establishing an annualized $15 million in revenue. The Company is actively acquiring early-stage proprietary technology companies and financially distressed systems integration companies in specific global markets. In 2003, NewMarket acquired Infotel Technologies in Singapore and IP Global Voice, led by CEO Peter Geddis, a former Executive Vice President and Chief Operating Officer of Qwest Communications (NYSE:Q). The Company recently acquired Medical Office Software Inc., diversifying its communications technology offering into the healthcare industry. RKM IT solutions of Caracas, Venezuela was also recently acquired as NewMarket's entry into the Latin American market.


About Chell Group Corporation:

Chell Group Corporation (www.chell.com) is a technology holding and development company that strategically acquires, develops and divests of technology businesses and assets.

CONTACT: Chell Group Corporation
         David Bolink, 403-303-8258
         dbolink@chell.com
         www.chell.com



Forward-looking statements and comments in this press release are made pursuant to safe harbor provisions of the Securities Exchange Act of 1934. Certain statements, which describe Chell Group Corporation's intentions, expectations or predictions, are forward-looking and are subject to important risks and uncertainties. The results or events predicted in these statements may differ materially from actual results or events. Factors which could cause results or events to differ from current expectations include, among other things: the acceptance of Internet based application service providers in the consumer market, the impact of rapid technological and market change, general industry and market conditions and growth rates.